            Exhibit 10.2

James R. Gibson
[***]

Dear James,

On behalf of Pacific Biosciences of California, Inc. (the “Company”), I am pleased to offer you a position at the Company as Chief Financial Officer (“CFO”). You will be reporting to the Chief Executive Officer.

You will receive a salary of $500,000 annually, paid twice monthly according to the Company’s payroll schedule, subject to applicable withholdings.

You will be eligible to receive an annual cash bonus with a target gross amount of 55% of your base salary (subject to the achievement of certain performance goals and objectives that may be established by our Board of Directors or a committee thereof (the “Board”), as applicable, from time to time). Further details regarding this bonus opportunity will be made available to you. Any such bonus will be paid in accordance with the Company’s standard practices, less applicable withholdings, and subject to your continuous service on the date of payment.

Subject to approval of our Board or its delegates, as applicable, as a material inducement to you accepting employment with the Company, the Company will grant you equity awards under the Company’s current equity incentive plans (collectively, the “Plans”) as follows: (i) a nonstatutory stock option (the “Option”) to purchase a total of 2,000,000 shares of the Company’s common stock (each a “Share” and, collectively, the “Shares”), having an exercise price per Share equal to the fair market value of a Share on the date of grant, and (ii) an award of restricted stock units covering 1,000,000 Shares (the “RSUs”), subject to adjustment for any stock splits, reverse splits, combinations, dividends, and the like after the date hereof.

The RSU award will be scheduled to vest as to one fourth (1/4th) of the underlying Shares on each of the one (1), two (2), three (3) and four (4) year anniversaries of the vesting commencement date, provided that you remain in continuous service with the Company through the applicable vesting dates. Any portion of the RSUs that have not vested as of the date of cessation of your continuous service with the Company will terminate as of the date of such cessation.

The Option will be scheduled to vest as to one-fourth (1/4th) of the Shares subject at grant to the Option on the one-year anniversary of the vesting commencement date and as to one forty-eighth (1/48th) of the Shares subject at grant to the Option each month thereafter on the same day of the month as the vesting commencement date, provided that you remain in continuous service with the Company through the applicable vesting date. Any portion of the Option that has not vested as of the date of cessation of your continuous service with the Company will terminate as of the date of such cessation.

The Option and the RSU award will each be effective as of and subject to your commencing employment with the Company. The speciﬁc terms of the Option the RSU awards each will be determined when granted by the Board or its delegates, as applicable, and will be subject to the terms and conditions of
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the Plan and the applicable RSU and Option award agreements thereunder, which will be provided to you after the grant is made.

You will be eligible to receive equity awards covering Shares pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants. The Board will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

You will also be offered certain benefits pursuant to our standard executive Change in Control Severance Agreement, subject to approval by the Compensation Committee of the Board, and our standard director/officer Indemnification Agreement, copies of which are attached.

We will be offering you our standard benefits package and a phone allowance under our Mobile Device Policy of $100 per month. You will receive designated Company holidays, and the terms of our time off with pay policies are outlined in our employee handbook. The Company reserves the right to modify or terminate the benefit plans, policies, allowances, and programs it offers to its employees at any time.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Your employment with the Company is for no specified period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, benefits and allowances, as well as the Company’s personnel policies and procedures, may change from time to time in the Company’s sole discretion, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at the Company any confidential information of your prior employers.

Your employment is also conditioned upon your agreement and execution of the attached Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Upon your acceptance of this offer (as evidenced by your return of a signed copy of this letter and the attached agreements to the Company), this letter agreement, the Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, the Change in Control Severance Agreement (if signed by you) and the Indemnification Agreement (if signed by you) together constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

As required by law, your employment with the Company is contingent upon your providing legal proof of identity and authorization to work within the United States on your first day of employment. In addition, to the extent permitted by applicable law, this offer and your employment with the Company is contingent upon completing a Director and Officer Questionnaire that will be subject to review and approval by the Company, and your submitting to, and passing, a background check. Additionally, any employee authorized to drive a Company vehicle, or who is receiving a vehicle allowance, must provide a valid and current driver’s license and consent to a DMV check.

To accept our offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be March 31, 2025, subject to your satisfaction of the above conditions.

This offer of employment will terminate if it is not accepted, signed, and returned by midnight Pacific Time, March 26, 2025.

The Company is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to having you on our team!

/s/ Christian O. Henry
___________________________________________________________________________________
Pacific Biosciences of California, Inc. By: Christian O. Henry, President, Chief Executive Officer and Interim Chief Financial Officer

I have read and accept this employment offer:

/s/ James R. Gibson 3/24/2025
___________________________________________________________________________________
James R. Gibson